As Filed With the Securities and Exchange Commission on February 28, 2000
                                                    Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             WILD OATS MARKETS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         Delaware                                          84-1100630
(STATE OR OTHER JURISDICTION OF                  (I.R.S. EMPLOYER IDENTIFICATION
 INCORPORATION OR ORGANIZATION)                             NUMBER)

                               3375 Mitchell Lane
                             Boulder, Colorado 80301
                                 (303) 440-5220

    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                   OF REGISTRANTS PRINCIPAL EXECUTIVE OFFICES)
                               -------------------

                              Michael C. Gilliland
                             Chief Executive Officer
                             WILD OATS MARKETS, INC.
                               3375 Mitchell Lane
                             Boulder, Colorado 80301
                                 (303) 440-5220

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)
                               -------------------

                                   Copies to:
                            Francis R. Wheeler, Esq.
                             Mashenka Lundberg, Esq.
                            HOLME ROBERTS & OWEN LLP
                         1700 Lincoln Street, Suite 4100
                             Denver, Colorado 80203
                                 (303) 861-7000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plan, check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                            ------------------------

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
 Title of Each Class
 Securities to be        Amount to be         Proposed Maximum           Proposed Maximum           Amount of
     Registered           Registered      Offering Price Per Share   Aggregate Offering Price    Registration Fee
--------------------------------------------------------------------------------------------------------------------
    Common Stock,
   $.001 par value      888,903 shares           $16.53 (1)             $14,693,567 (1)           $2,013.05 (2)
--------------------------------------------------------------------------------------------------------------------

   (1) ESTIMATED SOLELY FOR PURPOSES OF CALCULATING THE REGISTRATION FEE PURSUANT TO RULE 457(c) ON THE BASIS OF THE AVERAGE OF THE HIGH AND LOW SALES PRICES REPORTED ON THE NASDAQ NATIONAL MARKET ON FEBRUARY 24, 2000.

   (2) IN ACCORDANCE WITH RULE 429(A) AND RULE 416(B), THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT RELATES TO 427,610 SHARES OF COMMON STOCK COVERED BY THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-88011). SUCH SHARES ARE BEING CARRIED FORWARD FROM SUCH EARLIER REGISTRATION STATEMENT IN ACCORDANCE WITH RULE 429(B). A FILING FEE OF $4,613.56 ASSOCIATED WITH SUCH SHARES WAS PREVIOUSLY PAID WITH SUCH EARLIER REGISTRATION STATEMENT. ACCORDINGLY, THE FILING FEE PAID HEREWITH IS ASSOCIATED WITH 461,293 SHARES OF COMMON STOCK, THE NUMBER OF SHARES NOT BEING CARRIED FORWARD FROM SUCH EARLIER REGISTRATION STATEMENT.

                               -------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 28, 2000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


[GRAPHIC OMITTED - LOGO]


PROSPECTUS


                                 888,903 SHARES
                             WILD OATS MARKETS, INC.
                                  COMMON STOCK

         All of the 888,903 shares of our common stock are being sold by selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders.

         The sale of the shares may occur from time to time:


         o        in transactions on the Nasdaq National Market,

         o        in privately negotiated transactions, or

         o        in combination of various methods of sale.

         The sales of the shares may occur from time to time:

         o        at fixed prices that may be changed,

         o        at market prices prevailing at the time of sale,

         o        at prices related to such prevailing prices, or

         o        at negotiated prices.

         The selling stockholders may sell the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         We have agreed, among other things, to bear certain expenses (other than fees and expenses of counsel and underwriting discounts and commissions and brokerage commissions and fees) in connection with the registration and sale of the shares being offered by the selling stockholders. We have agreed to indemnify the selling stockholders and certain other persons against certain liabilities, including liabilities under the federal securities laws.

         Our common stock is quoted on the Nasdaq National Market under the symbol "OATS." The last reported sales price of our common stock on the Nasdaq National Market on February 25, 2000 was $15.94 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is February 28, 2000

                                TABLE OF CONTENTS

                                                                            PAGE

Prospectus Summary ..........................................................1

Risk Factors ................................................................4

Use of Proceeds .............................................................8

Selling Stockholders ........................................................9

Plan of Distribution ........................................................9

Legal Matters ..............................................................10

Experts ....................................................................10

Where You Can Find More Information ........................................11

Incorporation of Certain Information We File with the SEC ..................12


In this prospectus, "Wild Oats," "we," "us," and "our" each refer to Wild Oats Markets, Inc.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE. THIS SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK. YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH THIS PROSPECTUS REFERS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES.

         PLEASE NOTE THAT, UNLESS OTHERWISE STATED:

         o ALL REFERENCES IN THIS PROSPECTUS TO A PARTICULAR FISCAL YEAR REFER TO OUR 52- OR 53-WEEK FISCAL YEAR, WHICH ENDS ON THE SATURDAY NEAREST TO DECEMBER 31 OF EACH YEAR
         o ALL INFORMATION IN THIS PROSPECTUS REFLECTS TWO 3-FOR-2 STOCK SPLITS OF OUR COMMON STOCK, THE FIRST PAID ON JANUARY 7, 1998 TO HOLDERS OF RECORD ON DECEMBER 22, 1997 AND THE SECOND PAID ON DECEMBER 1, 1999 TO HOLDERS OF RECORD ON NOVEMBER 17, 1999

THE COMPANY

         Wild Oats is the largest natural foods supermarket chain in North America based on number of stores operated. We currently operate 111 stores in 22 states and Canada. We are dedicated to providing a broad selection of high quality natural and gourmet foods and related products at competitive prices in an inviting and educational store environment emphasizing customer service. Our stores range in size from 2,700 to 45,000 gross square feet and feature natural alternatives for virtually every product category found in conventional supermarkets. We provide our customers with a one-stop, full-service shopping alternative to both conventional supermarkets and traditional health food stores.

         Wild Oats emphasizes unique products not typically found in conventional supermarkets and tailors its product mix to meet the preferences of each store's local market. In addition, we introduced our "A Wild Oats Down to Earth Value" private label line that offers high quality, all-natural items in many product categories at prices competitive with those of similar brand-name items. Our strict quality standards require our products to be minimally processed, not tested on animals, and free of preservatives, artificial colors and chemical additives.

         Each of our stores strives to create a fun, friendly and educational store environment that makes grocery shopping enjoyable, encouraging shoppers to spend more time in our stores and to purchase new products. We train our store staff to educate customers as to the benefits and quality of our products, and we prominently feature instructional brochures, newsletters and an in-store information department. In addition, many of our stores offer cafe seating areas, espresso and fresh juice bars and in-store nutritional consultations and massage therapists, all of which emphasize the comfortable and relaxed nature of the Wild Oats shopping experience. We also seek to engender customer loyalty by demonstrating our high degree of commitment to the local community through ongoing programs which provide significant monetary and in-kind contributions to local not-for-profit organizations.

         From 1994 to 1998, retail sales of natural products grew from $7.6 billion to $19.0 billion, for a compound annual growth rate of 25.7%, and total sales of natural products (including over the internet, by practitioners, by multi-level marketers and through mail order) reached $25.4 billion in 1998. Sales growth in the traditional supermarket industry remained relatively flat over the same period. We believe that this growth reflects a broadening of the natural products consumer base that is being propelled by several factors, including healthier eating patterns, increasing concern regarding food purity and safety, greater environmental awareness and increasing consumer demand for fresh, premium quality foods. Further, according to industry data, the natural products industry comprises less than 2.5% of the total supermarket industry, demonstrating significant potential for continued expansion of our customer base.

         Since acquiring our first natural foods store in 1987, we have pursued an aggressive growth strategy. We have grown our annual gross sales in large part through acquiring independent and small chain natural foods stores and through opening new stores. The table below sets forth certain of our annual growth statistics. The information about our total number of stores is net of closures and relocations. Discussions regarding the number of our stores and historic
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
financial information contained in this prospectus have been restated to account for two stock-for-stock transactions accounted for as poolings of interests, both consummated in 1999.

                      Total Number of    Total Number of   Number of Stores  Number of Stores
                     Stores at End of   States at End of   Acquired During     Opened During    Annual Gross Sales
    Fiscal Year         Fiscal Year        Fiscal Year       Fiscal Year        Fiscal Year       (In Millions)
    -----------         -----------        -----------       -----------        -----------       -------------
        1996                57                  8                 14                  9              $299.6
        1997                70                 12                  9                  5               432
        1998                82                 18                  7                  9               531
        1999                110                22                 17                  8               721.1
   2000 (through
 February 28, 2000)         111                22                  0                  3               N/A

         Our sales grew at a compound annual growth rate of 34% from 1996 to 1999. Our sales for 1999 were $721.1 million, compared to $531 million in 1998, an increase of 36%, largely due to the opening of eight new stores, the relocation of five stores and the acquisition of 17 stores, including:

         o Nature's Fresh Northwest which owned seven operating natural foods stores and one site in development in metropolitan Portland, Oregon. Nature's had sales of approximately $58.3 million in 1998. The purchase price was approximately $40.0 million in cash and assumption by us of a $17.0 million promissory note payable to the seller. This acquisition was accounted for using the purchase method and the excess of cost over the fair value of the assets acquired and liabilities assumed of $32.1 million was allocated to goodwill, which is being amortized on a straight-line basis over 40 years.

         o Four natural foods supermarkets operating under the name "Wild Harvest," located in the greater Boston, Massachusetts area, in exchange for $12.5 million in cash. The transaction was accounted for using the purchase method and the excess of cost over the fair value of the assets acquired of $782,000 was allocated to goodwill, which is being amortized on a straight-line basis over 40 years.

         We also consummated two stock-for-stock transactions accounted for as poolings of interests, which added 20 natural food grocery stores and four small vitamin stores to our historic store base, with the following entities:

         o Henry's Marketplace, Inc. which owned 11 operating natural foods stores and one site in development in metropolitan San Diego, California. Henry's Marketplace, Inc. had sales of approximately $81.0 million in 1998. The merger consideration was 2,100,290 shares of our common stock. This transaction was accounted for as a pooling of interests.

         o Sun Harvest Farms, Inc. which owned nine operating natural food stores in San Antonio, Austin and other Texas communities and, through an affiliated entity also included in such transactions, four vitamin stores. Sun Harvest Farms, Inc. had sales of approximately $50.8 million in 1998. The merger consideration was 888,903 shares of our common stock. The transaction was accounted for as a pooling of interests.

         The following table presents our earnings per share for the periods stated, adjusted for the stock-for-stock transaction with the shareholders of

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Henry's Marketplace, Inc., accounted for as a pooling of interests, adjusted for the 3-for-2 stock split of the common stock paid on December 1, 1999, to holders of record on November 17, 1999, and, in addition, adjusted for the stock-for-stock transaction with the shareholders of Sun Harvest Farms, Inc., and its affiliate, accounted for as a pooling of interests.

            HISTORICAL AND SUPPLEMENTAL COMBINED EARNINGS PER SHARE

                                                Fiscal Year                    Nine-Months Ended
                                        -------------------------    ----------------------------------
                                         1996      1997      1998    September 26, 1998 October 2, 1999
                                        -------------------------    ------------------ ---------------
Historical Earnings per Share (1)
Basic                                   $ (0.61)   $ 0.79   $1.08          $ 0.80             $ 0.46
Diluted                                   (0.61)     0.76    1.05            0.77               0.45

Adjusted Earnings per Share (2)
Basic                                   $ (0.41)   $ 0.53   $0.72          $ 0.53             $ 0.31
Diluted                                   (0.41)     0.51    0.70            0.51               0.30

Supplemental Earnings per Share (3)
Basic                                   $ (0.32)   $ 0.55   $0.73          $ 0.55             $ 0.36
Diluted                                   (0.32)     0.53    0.71            0.54               0.35

(1) Reflects the September 27, 1999, pooling of interests transaction with Henry's Marketplace, Inc.

(2) Reflects the 3-for-2 stock split of the common stock paid on December 1, 1999, to holders of record on November 17, 1999.

(3) Reflects the December 15, 1999, pooling of interests transaction with Sun Harvest Farms, Inc.

         As a result of our aggressive growth, we have increased our penetration of existing markets, entered new geographic markets and created a stronger platform for future growth. Since the beginning of 1997, we have successfully entered a number of new states, including Arizona, Arkansas, Connecticut, Illinois, Indiana, Massachusetts, New Jersey, New York, Ohio, Oregon, Tennessee, Texas, and Washington. We believe our growth has resulted in operating efficiencies created by:

     o  warehousing, distribution and administrative economies of scale
     o  improved volume purchasing discounts
     o  coordinated merchandising and marketing strategies

         Wild Oats plans to open, acquire or relocate as many as 18 stores in the remainder of 2000. We intend to continue our national expansion strategy by increasing penetration in existing markets and expanding into new regions that we believe are currently underserved by natural foods retailers. We believe our flexible store format strategy, which includes large supermarket format stores and medium-sized urban format stores, and our store clustering strategy enable us to increase market penetration, reach a broader customer base and operate successfully in a diverse set of markets. In addition, we periodically evaluate new store formats that may appeal to different types of consumers in various parts of the country.

         Our executive offices are located at 3375 Mitchell Lane, Boulder, Colorado 80301, and our telephone number is (303) 440-5220.

                                  RISK FACTORS

         We operate in a highly competitive industry. The following are among the risks which could adversely affect our future financial performance:

     o   our ability to manage growth
     o   our strategy of clustering stores
     o fluctuations in our financial results that could cause our stock price to fluctuate
     o   comparable store sales trend fluctuations
     o   increased competition in the sale of natural foods products
     o   loss of key personnel
     o   disruptions of product supply

         These and other risks associated with our business and the purchase of our common stock are discussed under the heading "Risk Factors" beginning on page 4.

--------------------------------------------------------------------------------

                                  RISK FACTORS

     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO OTHER INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED HEREBY.

OUR ABILITY TO MANAGE GROWTH IS CRITICAL TO EXECUTING OUR GROWTH STRATEGY SUCCESSFULLY

     We have grown considerably in size and geographic scope since 1992. In 1999, and to date in 2000, we have acquired 17 stores, added 24 stores to our historic store base though two pooling of interests transactions, and opened 11 new stores (including one store opened in 1999 by Henry's Marketplace, Inc.). We plan to continue growing rapidly primarily through the opening of new stores. Therefore, our success depends, in part, on our ability to open and operate new stores profitably. Our ability to continue to successfully implement our growth strategy in this manner depends on many factors, including our ability to:

     o hire and train new personnel, including administrative and accounting personnel, departmental, regional and store managers, store employees and other personnel in our corporate organization
     o   expand into areas of the country where we have no operating  experience
     o identify areas of the country that meet our criteria for new store sites
     o   locate suitable store sites and negotiate acceptable lease terms
     o obtain governmental and other third party consents, permits and licenses needed to operate new stores
     o   integrate new stores into our existing operations
     o expand our existing systems or acquire and implement new systems, including information systems, hardware and software, and distribution infrastructure, to include new relocated and acquired stores
     o   obtain adequate funding for operations

     In addition, we will continue to consider acquisitions of natural foods retailers where attractive opportunities exist. Acquisitions of operating stores involve risks which could have a negative effect on our business, financial results and profitability, such as:

     o   short-term  declines in our  reported  operating  results
     o   diversion of management's attention
     o   unanticipated problems or legal liabilities
     o inclusion of incompatible operations, particularly management information systems
     o   inexperience in operating different store formats

     Although we believe that we have the management, operational and information systems, distribution infrastructure and other resources required to implement our growth strategy, we may not be able to execute our new store expansion plans within the expected time frame. Our continued growth may place a significant strain on our management, our ability to distribute products to our stores, working capital, and financial and management control systems. In order for us to manage our expanding store base successfully, our management will be required to anticipate the changing demands of our growing operations and to adapt systems and procedures accordingly. If we are not able to do so, our business, sales and overall profitability will be materially and negatively affected.

OUR STRATEGY OF CLUSTERING STORES MAY RESULT IN DECLINES IN OPERATING RESULTS

     As part of our growth strategy, we strive to locate stores in clusters in select regional markets to increase overall sales, reduce operating costs and increase customer awareness. In the past, when we have opened a store in a market where we have an existing store, our sales and operating results have declined at some existing stores in such markets. We intend to continue to cluster stores and expect the sales and trends in operating results for other stores in such clustered markets to continue to experience temporary declines as a result.

OUR FINANCIAL RESULTS MAY FLUCTUATE SIGNIFICANTLY WHICH COULD CAUSE THE PRICE OF OUR SHARES TO FLUCTUATE

     Our profitability may fluctuate significantly from period to period as the result of a variety of factors, including:

     o the number, timing, mix and cost of store openings, acquisitions, relocations or closings
     o   the ratio of stores opened to stores acquired
     o the opening of stores by us or by our competitors in markets where we have existing stores
     o percentage changes in comparable store sales results, I.E, same store sales from year to year

     We incur significant pre-opening expenses and new stores typically experience an initial period of operating losses. As a result, the opening of a significant number of new stores in a single period will negatively affect our profitability.

OUR PAST COMPARABLE STORE SALES MAY NOT BE INDICATIVE OF FUTURE COMPARABLE STORE SALES

     A variety of factors affect our comparable store sales results, including, among others:

     o the opening of stores by us or by our competitors in markets where we have existing stores
     o   the relative proportion of new stores to mature stores
     o   store remodels
     o   the timing of promotional events
     o   our ability to follow our operating plans effectively
     o   changes in consumer preferences for natural foods products
     o   general economic conditions

     Past increases in comparable store sales may not reflect future performance. Comparable store sales for any particular period may decrease in the future. Due to the factors listed above, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future financial performance. Fluctuations in our comparable store sales could cause the price of our common stock to fluctuate substantially.

INCREASED COMPETITION IN THE SALE OF NATURAL FOODS PRODUCTS COULD REDUCE OUR PROFITABILITY

     Our competitors currently include other independent and multi-unit natural foods supermarkets, smaller traditional natural foods stores, conventional supermarkets and specialty grocery stores. We believe that our primary competitor is Whole Foods Market, Inc., a national natural foods supermarket chain based in Texas, which, as of February 15, 2000, had 107 stores and had annual sales of approximately $1.6 billion in its 1999 fiscal year. A number of other natural foods supermarkets offer a range of natural foods products similar to those we offer. While some competitors do not offer as full a range of products as we do, they do compete with us in some product categories.

     Many of our competitors have been in business longer and have greater financial or marketing resources than we do. Our competitors also may be able to devote more funds and employees to securing suitable locations for new stores and to the sourcing, promotion and sale of their products. In addition, should any of our competitors reduce prices, we may be required to reduce prices to remain competitive, which could result in lower sales and profitability. As we open stores in new geographic markets, our success will depend in part on our ability to gain market share from established competitors. Traditional and specialty grocery stores are expanding the amount of natural foods they carry and market, and therefore they now compete directly with us for products, customers and locations. We expect competition from both new and existing competitors to increase in our markets and we may not be able to compete effectively in the future, which could adversely affect our profitability.

LOSS OF KEY PERSONNEL COULD DISRUPT OUR OPERATIONS

     We believe that our continued success will depend to a significant extent upon the leadership and performance of:

     o   Michael C. Gilliland, our co-founder and Chief Executive Officer
     o   James Lee, our President and Chief Operating Officer
     o   Mary Beth Lewis, our Chief Financial Officer

     The loss of the services of these individuals or other of our key personnel could have a substantial negative effect upon our operations. Also, in the current economy in the United States, it is more difficult to find, hire and retain qualified managerial employees. Any inability to recruit qualified employees could disrupt our operations.

DISRUPTIONS OF PRODUCT SUPPLY COULD REDUCE STORE SALES AND PROFITABILITY AND DISRUPT OUR OPERATIONS

     Our business is dependent on our ability to buy products on a timely basis and at competitive prices from a small number of distributors and from a large number of relatively small vendors. Based on our previous purchasing patterns, we anticipate that we will continue to purchase approximately one-third of the products sold in our stores through one wholesale distributor, United Natural Foods, Inc. We have approximately three years remaining on a four-year supply agreement with this major distributor and we do not have contracts with any other major supplier. In 1999, this distributor announced problems in the consolidation of its eastern U.S. warehouse operations which resulted in minor disruptions in the supply of products to certain of our eastern stores. We cannot assure that future disruptions in the operations of this distributor will not have a material effect on our operations or profitability. We may not be able to negotiate future supply agreements with this or other distributors on terms favorable to us. In addition, any other vendor or distributor could stop selling to us at any time. Any disruption in our product supplies could reduce store sales and our profitability. In addition, even where we have access to alternative sources of supply, the failure of a vendor or distributor to meet our demands may temporarily disrupt store-level merchandise selection, resulting in reduced sales.

GOVERNMENT REGULATION COULD INCREASE OUR COSTS

     We are subject to many laws, regulations and ordinances at the local, state and national level and problems or failures to comply with these laws could negatively affect our store sales and operations, or could delay the opening of a new store. Such laws regulate our operations, including:

     o   health and sanitation standards
     o   food labeling and handling requirements
     o   employment and wage levels
     o   food and alcoholic beverage sales regulations

     From time to time, various local, state and national government agencies propose laws on issues affecting our operations that could reduce our profitability by increasing our costs or affecting sales of certain products. Examples of such issues are:

     o   the minimum wage payable to employees
     o   the minimum age restriction for certain jobs
     o   tax increases on the retail sale of certain products

     Food safety concerns may also generate new laws that could increase the cost to prepare foods sold in our stores or make the sale of some items unprofitable. Product recalls or additional government regulation may also erode customer confidence in the safety of our products, resulting in reduced sales. Over 15% of our total sales come from the sale of vitamins, supplements and herbal products. There have been many proposals for new laws on a national level to restrict sales of certain supplement products or to regulate information available to consumers regarding these products. If new laws are passed that limit our ability to offer information on the products we sell or limit the availability of the products to the general public, our sales could decrease.

FLUCTUATIONS IN OUR STOCK PRICE MAY BE VOLATILE

     The market price of our common stock can change rapidly in response to our operating results and other factors, including announcements by our competitors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. In addition to fluctuations in the price of our common stock caused by stock market fluctuations, the market price of our common stock may fluctuate due to:

     o a shortfall in sales, comparable store sales growth or earnings compared to public market analysts' expectations
     o   changes in analysts' recommendations or projections
     o   general economic and market conditions

WE DO NOT INTEND TO PAY CASH DIVIDENDS FOR THE FORESEEABLE FUTURE

     We have never paid cash dividends on shares of our common stock. We do not intend to pay cash dividends in the foreseeable future. Our revolving credit facilities contain various financial covenants which restrict, among other things, our ability to pay cash dividends.

OUR GOVERNING DOCUMENTS, PROVISIONS OF DELAWARE LAW AND OUR STOCKHOLDER RIGHTS PLAN COULD HAVE ANTI-TAKEOVER EFFECTS

     Our Certificate of Incorporation and Bylaws, certain provisions of Delaware law and a stockholder rights plan that we adopted could have the following effects:

     o   delaying, deferring or preventing a change in control of our company
     o discouraging bids for our common stock at a premium over the market price of our common stock
     o adversely affecting the market price of our common stock and the voting and other rights of the holders of our common stock

     Such provisions in our governing documents include, but are not limited to, a classified Board of Directors and the authority of the Board of Directors to issue up to 5,000,000 shares of preferred stock and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the stockholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. We have no present plans to issue shares of preferred stock. In addition, certain provisions of Delaware law applicable to us could have similar effects.

     Our stockholder rights plan gives our stockholders the right to purchase a fractional share of preferred stock at a purchase price of $145 for each share of our common stock held. In addition, until the rights become exercisable and in certain limited circumstances thereafter, we will issue one right for each share of our common stock issued after May 22, 1998. The rights become exercisable only if a person or group acquires beneficial ownership of 15% or more of our outstanding common stock and would entitle all holders of rights, other than that person or group to purchase shares of our common stock at a substantial discount to the then-current market price. In addition, if Wild Oats were acquired in a merger or other business combination or transaction, the holders of such rights would be entitled to purchase shares of the acquiror's common stock at a substantial discount.

OUR OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS WILL EXERCISE SIGNIFICANT CONTROL

     As of January 31, 2000, our directors, executive officers and principal stockholders, and certain of their affiliates, controlled approximately 22.9% of the outstanding shares of our common stock. Because of this level of stock ownership, these persons, individually and as a group, are able to effectively control us and direct our affairs and business, including decisions about the acquisition or disposition of our assets, future issuances of common stock or other securities by us, declaration of dividends in our common stock and the election of directors. The large percentage of stock held by such individuals could also delay or prevent a change in control.

     Pursuant to an agreement between us and certain investors, certain parties controlling an aggregate of approximately 3.77 million shares of our common stock have agreed that, under certain circumstances, they will vote their shares in favor of electing the nominee of an investor to our board of directors and to the audit and compensation committees of our board.

ACTUAL RESULTS MAY DIFFER FROM RESULTS DISCUSSED IN FORWARD-LOOKING STATEMENTS

     Certain statements in this prospectus, including statements contained in the summary, under the captions "Risk Factors," and elsewhere in this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements as to our plans to acquire, relocate or open additional stores, the anticipated performance of new or acquired stores and other statements containing the words "believes," "anticipates," "estimates," "expects," "may," "intends" and words of similar import or statements of our management's opinion. These forward-looking statements and assumptions involve known and unknown risks, uncertainties and other factors that may cause our actual results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to:

     o changes in economic or business conditions in general or affecting the natural foods industry in particular
     o   changes in product supply
     o   changes in the competitive environment in which we operate
     o the availability of sites for new stores and potential acquisition candidates
     o   difficulties in integration of new acquisitions
     o   changes in our management information needs
     o   changes in customer needs and expectations
     o   governmental and regulatory actions


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the common stock as of February 25, 2000 by each selling stockholder.

                                                           NUMBER OF
                               BENEFICIAL OWNERSHIP       SHARES TO BE      BENEFICIAL OWNERSHIP
                                     PRIOR TO             REGISTERED IN           AFTER
                                    THE OFFERING           THE OFFERING       THE OFFERING (1)
                               ----------------------     -------------     --------------------
NAME                           NUMBER         PERCENT                             NUMBER
----                           ------         -------                             ------
Nelson Wolff .............     296,301          1.3           296,301               0
George Wolff .............     296,301          1.3           296,301               0
Gary Wolff ...............     296,301          1.3           296,301               0

------------------------

(1)  Assumes all offered shares are sold.

         All of the selling stockholders were the stockholders of Sun Harvest Farms, Inc., and partners of an affiliated entity with whom we consummated a stock-for-stock transaction accounted for as a pooling of interests on December 15, 1999. No selling stockholder claims any beneficial interest or ownership for any shares other than those issued to, or previously owned by, that selling stockholder. Each selling stockholder was granted certain registration rights pursuant to the Merger Agreement executed as part of the transaction. The shares held by the selling stockholders are being registered pursuant to that agreement.


                              PLAN OF DISTRIBUTION

         The selling stockholders or their pledgees, donees, transferees or other successors in interest may offer the shares from time to time. They may sell the shares on the Nasdaq National Market or in the over-the-counter market or otherwise, at prices and on terms then prevailing or related to the then-current market price, or in negotiated transactions. They may sell the shares using one or more of the following methods or other methods, or in any combination of such methods.

     o   to  broker-dealers  acting as  principals
     o   through broker-dealers acting as agents
     o   in underwritten offerings
     o   in block trades
     o   in agency placements
     o   in exchange distributions
     o   in  brokerage transactions

         The selling stockholders or the purchasers of the shares may pay compensation in the form of discounts, concessions or commissions to broker-dealers or others who act as agents or principals or both. The amounts of compensation may be negotiated at the time and may be in excess of customary commissions. Broker-dealers and any other persons participating in a distribution of the shares may be underwriters as that term is defined in the Securities Act, and any discounts, concessions or commissions may be underwriting discounts or commissions under the Securities Act. The selling stockholders may grant a security interest in shares owned by them. If the secured parties foreclose on the shares, they may be selling stockholders. In addition, the selling stockholders may sell short the common stock. This prospectus may be delivered in connection with short sales and the shares offered may be used to cover short sales.

         Any or all of the sales or other transactions involving the shares described above, whether completed by the selling stockholders, any broker-dealer or others, may be made using this prospectus. In addition, any shares that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than by using this prospectus. The shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. We will not receive any proceeds from the sale of the shares by the selling stockholders. The shares may be sold in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The prices will be determined by the selling stockholders or by agreement between the selling stockholders and their underwriters, dealers, brokers or agents.

         If required under the Securities Act, the number of the shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any commission with respect to a particular offer will be set forth in a prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from selling stockholders or purchasers of the shares or both. In addition, sellers of shares may be underwriters as that term is defined in the Securities Act and any profits on the sale of shares by them may be discount commissions under the Securities Act. The selling stockholders may have other business relationships with us and our subsidiaries or affiliates in the ordinary course of business.

         The selling stockholders also may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer the shares. The selling stockholders may also pledge the shares to a broker-dealer and the broker-dealer may sell those shares upon a default.

         We will pay all costs associated with this offering, other than fees and expense of counsel for the selling stockholders and any underwriting discounts and commissions, brokerage commissions and fees and transfer taxes.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby has been passed upon by Holme Roberts & Owen LLP, Denver, Colorado as counsel for Wild Oats.

                                     EXPERTS

         Our financial statements as of January 2, 1999 and December 27, 1997 and for each of the three years in the period ended January 2, 1999 incorporated in this prospectus by reference to our Current Report on Form 8-K/A dated February 28, 2000 (which supercede our financial statements in our Annual Report on Form 10-K for the year ended January 2, 1999, and which supercede our supplemental combined financial statements in our Current Report on Form 8-K dated September 27, 1999), and the financial statements of Nature's Fresh Northwest, Inc. as of and for the year ended February 6, 1999 incorporated in this prospectus by reference to our Current Report on Form 8-K dated June 14, 1999, as amended on August 12, 1999 and August 16, 1999 have been incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         Our supplemental combined financial statements incorporated in this prospectus by reference to our Current Report on Form 8-K dated February 28, 2000 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the pooling of interests with Sun Harvest Farms, Inc. as described in note 2 to the supplemental combined financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The report of KPMG LLP, independent certified public accountants, on the financial statements of Henry's Marketplace, Inc. as of and for the fifty-two weeks ended December 27, 1998, has been incorporated by reference herein upon the authority of said firm as experts in accounting and auditing. The report of Ernst & Young LLP, independent auditors, on the financial statements of Sun Harvest Farms, Inc. as of September 28, 1999, December 29, 1998, December 30, 1997, and for the nine-month period ended September 28, 1999 and the fiscal years ended December 29, 1998, December 30, 1997, and December 31, 1996, which report appears in the Form 8-K of Wild Oats Markets, Inc. dated February 28, 2000 has been incorporated herein by reference on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We  have  filed  with  the  Securities  and  Exchange  Commission  (the
"Commission") a registration statement on Form S-3, which encompasses all amendments, exhibits, annexes and schedules thereto under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, to which reference is hereby made. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement and the exhibits thereto, reference is hereby made to the exhibit for a more complete description of the matter involved, and each statement made herein shall be deemed qualified in its entirety by such reference.

         We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith we file periodic reports, proxy and information statements and other information filed with the Commission. The registration statement filed by us with the Commission, as well as such reports, proxy and information statements and other information filed by us with the Commission, are available at the web site that the Commission maintains at http:www.sec.gov and can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and the Central Regional Office, 1801 California Street, Suite 4800,
Denver, CO 80202-2648. Copies of such materials, when filed, may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Our common stock is quoted on the Nasdaq National Market and such reports, proxy and information statements and other information concerning Wild Oats are available at the offices of the Nasdaq National Market located at 1735 K Street, N.W., Washington, D.C. 20006.

            INCORPORATION OF CERTAIN INFORMATION WE FILE WITH THE SEC

         Incorporated by reference in this prospectus are our following filings:

         o      Annual  Report on Form 10-K for the fiscal year ended January 2,
                1999.
                OUR HISTORICAL FINANCIAL STATEMENTS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 2, 1999 HAVE BEEN SUPERCEDED BY OUR FINANCIAL STATEMENTS CONTAINED IN OUR CURRENT REPORT ON FORM 8-K FILED ON SEPTEMBER 29, 1999, AS AMENDED ON FEBRUARY 28, 2000, DUE TO THE POOLING OF INTERESTS WITH HENRY'S MARKETPLACE, INC.
         o Quarterly Reports on Form 10-Q for the quarters ended April 3, 1999, July 3, 1999, and October 2, 1999
         o      Definitive Proxy Statement dated March 11, 1999
         o Current Reports on Form 8-K filed on: June 14, 1999, as amended on August 12, 1999 and August 16, 1999; on August 2, 1999; on September 29, 1999, as amended on February 28, 2000; on October
                29, 1999; on November 17, 1999; and on February 28, 2000
         o      the   description   of  our  common   stock   contained  in  our
                registration statement on Form 8-A dated October 17, 1996
         o      the   description   of  rights  to  purchase   Series  A  Junior
                Participating Preferred Stock contained in our registration statement on Form 8-A dated May 21, 1998

         All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         We will provide without charge to each person, including any beneficial owner of common stock, to whom a copy of this prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Written or oral requests for such copies should be directed to Wild Oats Markets, Inc., 3375 Mitchell Lane, Boulder, Colorado 80301 (telephone: (303) 440-5220).

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth all the estimated expenses payable by Wild Oats in connection with the distribution of the common stock being registered. These expenses will be borne by Wild Oats.

SEC registration fee .....................................     $    2,013.00
Legal fees and expenses ..................................     $    5,000.00
Accounting fees and expenses .............................     $   12,000.00
Miscellaneous expenses ...................................     $      987.00
                                                               -------------
Total ....................................................     $   20,000.00
                                                               =============

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Under Section 145 of the Delaware General Corporation Law, Wild Oats has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Wild Oats's Bylaws also provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent not prohibited by Delaware law, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Our Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         We have entered into agreements with our directors and certain executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was our director or officer, provided that such person's conduct was not knowingly fraudulent or deliberately dishonest and did not constitute willful misconduct. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 16. EXHIBITS

Exhibit
Number            Description of Document
------            -----------------------

4(i).1.(a)        Amended and Restated Certificate of Incorporation of Wild Oats
                  (1)

4(i).1.(b)        Certificate of Correction to Amended and Restated Certificate
                  of Incorporation of Wild Oats (1)

4(i).1.(c)        Certificate of Designation for Series A Junior Participating
                  Preferred Stock of Wild Oats (3)

4(i).1.(d)        Certificate of Amendment to Amended and Restated Certificate
                  of Incorporation of Wild Oats (4)

4(ii).1           Amended and Restated By-Laws of Wild Oats (1)

4.2               Specimen stock certificate (2)

5.1               Opinion of Holme Roberts & Owen LLP *

23.1              Consent of PricewaterhouseCoopers LLP *

23.2              Consent of KPMG LLP *

23.3              Consent of Ernst & Young LLP *

23.3              Consent of Holme Roberts & Owen LLP. Reference is made to
                  Exhibit 5.1

24.1              Power of Attorney *

------------------

*    Filed herewith.

(1) Incorporated by reference to Wild Oats' Annual Report on Form 10-K for the year ended December 28, 1996 (File Number 0-21577).
(2) Incorporated by reference to Wild Oats' Registration Statement on Form S-1 (File Number 333-11261).
(3) Incorporated by reference to Wild Oats' Quarterly Report on Form 10-Q for the quarter ended April 3, 1999 (File Number 0-21577).
(4) Incorporated by reference to Wild Oats' Registration Statement on Form S-3 (File Number 333-88011).

ITEM 17. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Wild Oats hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Wild Oats pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (5) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (6) That, for purposes of determining any liability under the Securities Act, each filing of Wild Oats' annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Wild Oats certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, County of Boulder, State of Colorado, on the 28th day of February, 2000.

                             WILD OATS MARKETS, INC.

                             By: /s/ MARY BETH LEWIS
                                ----------------------------------------------
                                     Mary Beth Lewis
                                     Vice President of Finance,
                                     Chief Financial Officer and Treasurer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                             TITLE                                           DATE
---------                             -----                                           ----
                *                                                                    February 28, 2000
---------------------------------
        Michael C. Gilliland          Chief Executive Officer and Director
                                      (Principal Executive Officer)

/s/     MARY BETH LEWIS                                                              February 28, 2000
---------------------------------
        Mary Beth Lewis               Vice President of Finance, Chief Financial
                                      Officer and Treasurer (Principal Financial
                                      and Accounting Officer)

                *                                                                    February 28, 2000
---------------------------------
         Elizabeth C. Cook            Executive Vice President and Director
                                                                                     February 28, 2000
                *
---------------------------------
          John A. Shields             Chairman of the Board

                *                                                                    February 28, 2000
---------------------------------
        David M. Chamberlain          Vice Chairman of the Board

                *                                                                    February 28, 2000
---------------------------------
         David L. Ferguson            Director

                *                                                                    February 28, 2000
---------------------------------
          James B. McElwee            Director

                *                                                                    February 28, 2000
---------------------------------
          Brian K. Devine             Director

                *                                                                    February 28, 2000
---------------------------------
          Morris J. Siegel            Director


*By:  /s/ MARY BETH LEWIS                                                            February 28, 2000
    ------------------------------------------
          Mary Beth Lewis, as Attorney in Fact